MORGAN STANLEY

                                      SPECTRUM SERIES








       June 2007

       Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 2, 2007.











                                        Issued: July 31, 2007

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                                                                                                                INCEPTION- COMPOUND

                                                                                                                 TO-DATE  ANNUALIZED

           1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005   2006  2007  RETURN     RETURN
FUND         %     %     %     %     %     %     %     %     %     %     %     %     %     %     %      %     %      %          %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency... --    --    --    --    --    --    --    --    --   11.7  11.1  12.2  12.4  (8.0) (18.3) (3.4)  0.4    14.2       1.9
                                                               (6 mos.)                                    (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced... --    --    --   (1.7) 22.8  (3.6) 18.2  16.4  0.8    0.9  (0.3)(10.1)  6.2  (5.6)   4.2   2.4   1.2    57.8       3.7
                            (2 mos.)                                                                       (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select..... 31.2 (14.4) 41.6 (5.1) 23.6   5.3   6.2  14.2 (7.6)   7.1   1.7  15.4   9.6  (4.7)  (5.0)  5.9   5.7   207.3       7.3
          (5 mos.)                                                                                         (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic.. --    --    --    0.1  10.5  (3.5)  0.4   7.8 37.2  (33.1) (0.6)  9.4  24.0   1.7   (2.6) 20.9   4.9    79.9       4.7
                            (2 mos.)                                                                       (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical.. --    --    --   (2.2) 17.6  18.3   7.5  10.2 (7.5)   7.8  (7.2) 23.3  23.0   4.4   (5.4)  5.4   8.4   155.6       7.7
                            (2 mos.)                                                                       (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JUNE 2007

Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2007 was as follows:

FUND                                   N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                      $11.42                 2.92%
--------------------------------------------------------------------------------
Spectrum Global Balanced               $15.78                -0.17%
--------------------------------------------------------------------------------
Spectrum Select                        $30.73                 3.00%
--------------------------------------------------------------------------------
Spectrum Strategic                     $17.99                 1.33%
--------------------------------------------------------------------------------
Spectrum Technical                     $25.56                 3.59%
--------------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). We provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  EFFECTIVE APRIL 1, 2007, MARK H. MITCHELL CEASED TO BE ASSOCIATED IN ANY CAPACITY WITH JOHN W. HENRY & COMPANY, INC. ("JWH"), TRADING ADVISOR TO SPECTRUM CURRENCY AND SPECTRUM TECHNICAL, UPON EXPIRATION OF HIS TEN YEAR EMPLOYMENT AGREEMENT WITH JWH ON MARCH 31, 2007. MR. MITCHELL HAD FORMERLY SERVED AS VICE CHAIRMAN OF JWH AND AS COUNSEL TO THE FIRM.

  EFFECTIVE APRIL 3, 2007, CAMPBELL & COMPANY ("CAMPBELL"), TRADING ADVISOR TO SPECTRUM TECHNICAL, ANNOUNCED THE APPOINTMENT OF MS. THERESA BECKS TO THE POSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER, SUCCEEDING MR. BRUCE CLELAND, WHO WILL BECOME VICE CHAIRMAN.

  THERESA BECKS HAS BEEN WITH CAMPBELL AS ITS CHIEF FINANCIAL OFFICER FOR 16 YEARS, AND A MEMBER OF CAMPBELL'S BOARD OF DIRECTORS FOR 13 YEARS. MS. BECKS IS ALSO A FORMER MEMBER OF THE BOARD OF DIRECTORS OF THE MANAGED FUNDS ASSOCIATION. PRIOR TO JOINING CAMPBELL, SHE WAS VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF BANK MARYLAND CORP, A PUBLICLY HELD COMPANY. MS. BECKS STARTED HER PROFESSIONAL CAREER WITH ERNST & YOUNG AS A CERTIFIED PUBLIC ACCOUNTANT.

  BRUCE CLELAND, WHO HAS BEEN WITH CAMPBELL SINCE 1993, HAVING SERVED AS PRESIDENT SINCE 1994, AND CHIEF EXECUTIVE OFFICER SINCE 1997, WILL BECOME VICE CHAIRMAN OF THE FIRM AND ACT IN AN ADVISORY CAPACITY TO THE EXECUTIVE COMMITTEE.

  KEVIN M. HEERDT, DIRECTOR OF RESEARCH & CHIEF OPERATING OFFICER, WILL CONTINUE TO FOCUS HIS EFFORTS ON CAMPBELL'S RESEARCH AND TRADING ACTIVITIES. MR. HEERDT JOINED CAMPBELL IN 2003 AS CO-HEAD OF RESEARCH, AND WAS APPOINTED CHIEF OPERATING OFFICER IN 2005 AND HEAD OF RESEARCH IN JANUARY 2007. PRIOR TO JOINING CAMPBELL, MR. HEERDT SPENT 12 YEARS WITH MOORE CAPITAL WHERE HE ACTED IN SEVERAL CAPACITIES INCLUDING MANAGING DIRECTOR AND CHIEF INVESTMENTS OFFICER.

  EFFECTIVE JUNE 25, 2007, DEMETER MANAGEMENT CORPORATION AND THE FUNDS CHANGED THEIR ADDRESS TO 522 FIFTH AVENUE, 13TH FLOOR, NEW YORK, NY 10036, AND THE NEW PHONE NUMBER IS (212) 296-1999.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

  Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED JUNE 30, 2007       YTD ENDED JUNE 30, 2007
                     -------------------------       -----------------------

Australian dollar               -0.27                          0.29
British pound                   -1.02                         -2.17
Euro                            -1.8                           1.39
Japanese yen                     2.93                          3.35
Swiss franc                      0.16                         -0.07
Minor Currencies                -0.28                         -3.69


    Note: Reflects trading results only and does not include fees or interest income.

          Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, and Czech koruna.

During the month, the Fund experienced gains from short positions in the Japanese yen versus the U.S. dollar, as well as long positions in the British pound, New Zealand dollar, and Australian dollar versus the U.S. dollar. These gains were partially offset by losses from both short and long positions in the euro, South African rand, and Norwegian krone versus the U.S. dollar. Additional losses were incurred from long positions in the Mexican peso versus the U.S. dollar, as well as short positions in the Swiss franc relative to the U.S. dollar.

Gains were experienced from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen weakened relative to the U.S. dollar in a continuation of the carry-trade after a decline in Japanese industrial production and consumer prices increased speculation that Japanese economic growth was not sufficient enough to warrant an increase in interest rates by the Bank of Japan. Elsewhere, short U.S. dollar positions versus the British pound, New Zealand dollar, and Australian dollar recorded gains as the value of the U.S. dollar declined against these currencies after the U.S. Federal Reserve's decision to leave interest rates steady at 5.25%. Additionally, the value of the British pound strengthened on news that housing prices in the United Kingdom showed their biggest jump this year, while the New Zealand dollar and Australian dollar moved higher leading up to the release of solid Gross Domestic Product from New Zealand, as well as stronger than expected Australian consumer sentiment.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from both short and long positions in the euro versus the U.S. dollar as the value of the euro moved without consistent direction amid conflicting news regarding the future interest rate policy of the European Central Bank. Similarly, additional losses were recorded from both short and long positions in the South African rand and Norwegian krone versus the U.S. dollar as the value of these currencies moved in a trendless pattern throughout the month due to investor uncertainty regarding the status of the South African and Norwegian economies. Elsewhere, long positions in the Mexican peso versus the U.S. dollar resulted in losses as the value of the Mexican peso moved lower after the Bank of Mexico's decision to hold its benchmark rate at 7.25%. Lastly, short positions in the Swiss franc versus the U.S. dollar experienced losses as the value of the Swiss franc moved higher during the second half of the month after the Swiss National Bank indicated that it may take action to prevent inflation from accelerating.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED JUNE 30, 2007       YTD ENDED JUNE 30, 2007
                     -------------------------       -----------------------

Currencies                      -0.58                         -0.58
Interest Rates                   2.16                          0.05
Stock Indices                    2.09                          1.35
Energies                        -0.03                          0.61
Metals                          -0.06                          1.02
Agriculturals                   -0.74                         -1.01


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index and currency sectors. A majority of these losses was offset by gains recorded in the global interest rate, metals, and agricultural sectors. Trading results in the energy markets were essentially flat and had no material effect on overall Fund performance.

Within the global stock index sector, long positions in U.S., European, and Australian equity index futures resulted in losses as prices moved lower. U.S. stock index futures weakened after a report by the U.S. Commerce Department showed that consumer confidence dropped more than expected and two industry reports signaled that U.S. housing demand is still falling. Elsewhere, European equity index futures fell amid speculation that there may be a correction in real estate prices in United Kingdom and Spain. Lastly, Australian equity index futures declined due to weakness in metals prices.

Within the currency sector, long positions in the U.S. Dollar Index incurred losses as the value of the U.S. dollar weakened against most of its major rivals leading up to and after the U.S. Federal Reserve's decision to leave interest rates steady at 5.25%. Additional losses were recorded from long positions in the Mexican peso versus the U.S. dollar as the value of the Mexican peso moved lower after the Bank of Mexico's decision to hold its benchmark rate at 7.25%.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, short positions in European, Japanese, and U.S. fixed-income futures experienced gains as prices continued to trend lower after the release of strong economic data throughout the month bolstered investor sentiment that these respective Central Banks will need to raise interest rates in order to combat rising inflation. Additionally, European interest rate futures prices were pressured lower after news that Germany's seasonally adjusted unemployment rate reached its lowest level since 1995. Furthermore, prices were pressured lower on news that housing prices in the United Kingdom showed their biggest jump this year. Elsewhere in the interest rate futures markets, Japanese government bond prices moved lower on weaker demand for Japanese yen-denominated assets. Lastly, U.S. interest rate futures prices declined after the Conference Board's index of leading economic indicators showed that five of the ten categories for the U.S. economy showed improvement.

Within the metals markets, short positions in nickel futures resulted in gains as prices moved lower on news that China may cut stainless steel output. Similarly, gains were experienced from short positions in zinc futures as prices weakened on worries regarding future Chinese demand. Elsewhere in the metals complex, short positions in silver futures recorded gains as prices fell amid speculative selling.

Within the agricultural markets, gains were experienced from long futures positions in soybean meal and soybeans as prices moved higher after government reports showed that soybean acreage was down from a year ago. Elsewhere in the agricultural complex, gains were recorded from long positions in cotton futures as prices increased after the U.S. Department of Agriculture announced that worldwide cotton inventories were down significantly from the previous year. Lastly, short positions in orange juice futures experienced gains as prices moved lower after the U.S. Department of Agriculture reported adequate supplies.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED JUNE 30, 2007       YTD ENDED JUNE 30, 2007
                     -------------------------       -----------------------

Currencies                       0.54                          3.01
Interest Rates                   4.21                          2.64
Stock Indices                    3.16                          1.86
Energies                        -0.39                         -0.17
Metals                          -1.1                          -2
Agriculturals                    0.15                         -0.79


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains within the global interest rate, currency, and agricultural sectors. These gains were partially offset by losses recorded in the metals, global stock index, and energy sectors.

Within the global interest rate sector, short positions in European, Australian, and U.S. fixed-income futures experienced gains as prices continued to trend lower after the release of strong economic data throughout the month bolstered investor sentiment that these respective Central Banks will need to raise interest rates in order to combat rising inflation. Additionally, European interest rate futures prices were pressured lower after news that Germany's seasonally adjusted unemployment rate reached its lowest level since 1995. Furthermore, prices were pressured lower on news that housing prices in the United Kingdom showed their biggest jump this year. Elsewhere in the global interest rate futures markets, Australian fixed-income futures prices moved lower after news of stronger than expected retail sales. Lastly, U.S. fixed-income futures prices declined after the Conference Board's index of leading economic indicators showed that five of the ten categories for the U.S. economy showed improvement.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, gains were experienced from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen weakened relative to the U.S. dollar in a continuation of the carry-trade after a decline in Japanese industrial production and consumer prices increased speculation that Japanese economic growth was not sufficient enough to warrant an increase in interest rates by the Bank of Japan. Elsewhere in the currency markets, short U.S. dollar positions versus the British pound, New Zealand dollar, and Australian dollar recorded gains as the value of the U.S. dollar declined against these currencies after the U.S. Federal Reserve's decision to leave interest rates steady at 5.25%. Additionally, the value of the British pound strengthened on news that housing prices in the United Kingdom showed their biggest jump this year, while the New Zealand dollar and Australian dollar moved higher leading up to the release of solid Gross Domestic Product from New Zealand, as well as stronger than expected Australian consumer sentiment.

Within the agricultural markets, long positions in cocoa futures recorded gains as prices increased on expectations that there may be a world production deficit this season due to dry weather in Western Africa. Elsewhere in the agricultural complex, gains were experienced from long positions in wheat futures as prices moved higher amid news of increased global demand. Lastly, long futures positions in soybeans and soybean meal resulted in gains as prices rose after government reports showed that soybean acreage was down from a year ago.

Within the metals markets, long positions in nickel futures incurred losses as prices reversed lower on news that China may cut stainless steel output. Additional losses were recorded from both short and long positions in aluminum futures as prices moved without consistent direction due to conflicting data regarding supply and demand. Lastly, long positions in gold futures resulted in losses as prices fell amid speculative selling.

Within the global stock index sector, long positions in U.S. and European equity index futures resulted in losses as prices moved lower. U.S. stock index futures weakened after a report by the U.S. Commerce Department showed that consumer confidence dropped more than expected and two industry reports signaled that U.S. housing demand is still falling. Elsewhere, European equity index futures fell amid speculation that there may be a correction in real estate prices in Spain and the United Kingdom, while French equity index futures moved lower in tandem with other European equity markets.

Within the energy markets, short positions in crude oil futures recorded losses as prices moved higher amid concerns regarding future production in Venezuela and Iran.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED JUNE 30, 2007       YTD ENDED JUNE 30, 2007
                     -------------------------       -----------------------

Currencies                       0.47                          0.21
Interest Rates                    0.5                          1.15
Stock Indices                    1.98                          3.23
Energies                         0.28                          0.66
Metals                          -0.98                         -0.03
Agriculturals                    2.04                          0.06


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, agricultural, and global interest rate sectors. These gains were partially offset by losses recorded in the metals and energy markets. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance.

Within the currency sector, gains were experienced from short U.S. dollar positions versus the New Zealand dollar and Australian dollar as the value of the U.S. dollar declined against these currencies after the U.S. Federal Reserve's decision to leave interest rates steady at 5.25%. Additionally, the New Zealand dollar and Australian dollar moved higher leading up to the release of solid Gross Domestic Product from New Zealand, as well as stronger than expected Australian consumer sentiment. Elsewhere in the currency markets, short positions in the Japanese yen versus the euro and U.S. dollar resulted in gains as the value of the Japanese yen moved lower against its major rivals in a continuation of the carry-trade after a decline in Japanese industrial production and consumer prices increased speculation that Japanese economic growth was not sufficient enough to warrant an increase in interest rates by the Bank of Japan.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, long positions in cocoa futures recorded gains as prices increased on expectations that there may be a world production deficit this season due to dry weather in Western Africa. Additional gains were recorded from long positions in cotton futures as prices moved higher after the U.S. Department of Agriculture announced that worldwide cotton inventories are down significantly from the previous year. Elsewhere in the agricultural complex, gains were experienced from long futures positions in the soybean complex as prices moved higher after government reports showed that soybean acreage was down from a year ago.

Within the global interest rate sector, short positions in U.S. and European fixed-income futures experienced gains as prices continued to trend lower after the release of strong economic data throughout the month bolstered investor sentiment that these respective Central Banks will need to raise interest rates in order to combat rising inflation. Additionally, U.S. interest rate futures prices declined after the Conference Board's index of leading economic indicators showed that five of the ten categories for the U.S. economy showed improvement. Furthermore, European interest rate futures prices were pressured lower after news that Germany's seasonally adjusted unemployment rate reached its lowest level since 1995 and on news that housing prices in the United Kingdom showed their biggest jump this year.

Within the metals markets, long positions in zinc futures incurred losses as prices weakened on worries regarding future Chinese demand. Elsewhere in the metals complex, long positions in gold futures resulted in losses as prices fell amid speculative selling.

Within the energy markets, short positions in crude oil futures recorded losses as prices moved higher on concerns regarding future production in Venezuela and Iran. Additional losses were incurred from long positions in natural gas futures as prices weakened amid eased concerns over potential supply shortfalls later this year.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------


   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED JUNE 30, 2007       YTD ENDED JUNE 30, 2007
                     -------------------------       -----------------------

Currencies                      -0.55                          3.91
Interest Rates                    4.6                          3.08
Stock Indices                    4.21                          5.86
Energies                         0.13                         -0.52
Metals                          -1.14                         -0.15
Agriculturals                    0.87                         -1.02


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, global interest rate, and agricultural sectors. These gains were partially offset by losses recorded in the metals and energy markets. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance.

Within the currency sector, short U.S. dollar positions versus the New Zealand dollar, Australian dollar, and British pound recorded gains as the value of the U.S. dollar declined against these currencies after the U.S. Federal Reserve's decision to leave interest rates steady at 5.25%. Additionally, the New Zealand dollar, Australian dollar, and British pound moved higher leading up to the release of solid Gross Domestic Product from New Zealand, stronger than expected Australian consumer sentiment, and news that housing prices in the United Kingdom showed their biggest jump this year. Elsewhere in the currency markets, gains were experienced from short positions in the Japanese yen versus the U.S. dollar, Australian dollar, and British pound as the value of the Japanese yen weakened in a continuation of the carry-trade after a decline in Japanese industrial production and consumer prices increased speculation that Japanese economic growth was not sufficient enough to warrant an increase in interest rates by the Bank of Japan.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, short positions in European, Australian, and U.S. fixed-income futures experienced gains as prices continued to trend lower after the release of strong economic data throughout the month bolstered investor sentiment that these respective Central Banks will need to raise interest rates in order to combat rising inflation. Additionally, European interest rate futures prices were pressured lower after news that Germany's seasonally adjusted unemployment rate reached its lowest level since 1995. Furthermore, prices were pressured lower on news that housing prices in the United Kingdom showed their biggest jump this year. Elsewhere in the global interest rate futures markets, Australian fixed-income futures prices moved lower after news of stronger than expected retail sales. Lastly, U.S. fixed-income futures prices declined after the Conference Board's index of leading economic indicators showed that five of the ten categories for the U.S. economy showed improvement.

Within the agricultural markets, long futures positions in the soybean complex resulted in gains as prices rose after government reports showed that soybean acreage was down from a year ago. Additional gains were experienced from long positions in cocoa futures as prices increased on expectations that there may be a world production deficit this season due to dry weather in Western Africa. Smaller gains were recorded from short positions in lean hog futures as prices fell on news of increased supply.

Within the metals markets, long positions in nickel futures resulted in losses as prices reversed sharply lower on news that China may cut stainless steel output. Similarly, losses were incurred from long positions in zinc and aluminum futures as prices weakened on worries regarding future Chinese demand. Elsewhere in the metals complex, long positions in silver and gold futures resulted in smaller losses as prices fell amid speculative selling.

Within the energy markets, short positions in crude oil futures incurred losses as prices moved higher due to concerns regarding future production in Venezuela and Iran.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2007 (UNAUDITED)


                                          MORGAN STANLEY                          MORGAN STANLEY
                                        SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
                                  ------------------------------           ------------------------------
                                                 PERCENTAGE OF                            PERCENTAGE OF
                                                  JUNE 1, 2007                              JUNE 1, 2007
                                                   BEGINNING                                BEGINNING
                                     AMOUNT     NET ASSET VALUE               AMOUNT     NET ASSET VALUE
                                  ------------  ---------------            ------------  ---------------
                                        $              %                         $             %
INVESTMENT INCOME
  Interest income (Note 2)             420,929          .29                   146,312           .38
                                  ------------       ------                 ---------        ------

EXPENSES
  Brokerage fees (Note 2)              560,521          .38                   147,746           .38
  Management fees (Note 3)             243,705          .17                    40,150           .11
                                  ------------       ------                 ---------        ------
    Total Expenses                     804,226          .55                   187,896           .49
                                  ------------       ------                 ---------        ------
NET INVESTMENT LOSS                   (383,297)        (.26)                  (41,584)         (.11)
                                  ------------       ------                 ---------        ------

TRADING RESULTS
Trading profit (loss):
  Realized                          15,441,299        10.56                   916,393          2.38
  Net change in unrealized         (10,785,540)       (7.38)                 (941,111)        (2.44)
                                  ------------       ------                 ---------        ------
    Total Trading Results            4,655,759         3.18                   (24,718)         (.06)
                                  ------------       ------                 ---------        ------

NET INCOME (LOSS)                    4,272,462         2.92                   (66,302)         (.17)
                                  ============       ======                 =========        ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2007 (UNAUDITED)


                                         MORGAN STANLEY                               MORGAN STANLEY
                                       SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                          ----------------------------------------       ----------------------------------------
                                                             PER                                             PER
                              UNITS           AMOUNT         UNIT             UNITS           AMOUNT         UNIT
                          --------------    -----------      -----        --------------    -----------      -----
                                                 $             $                                 $             $
Net Asset Value,
  June 1, 2007            13,174,130.093    146,222,957      11.10        2,437,574.55      738,542,472     15.81
Net Income (Loss)                     --      4,272,462        .32                  --          (66,302)     (.03)
Redemptions                 (269,218.211)    (3,074,472)     11.42         (36,607.630)        (577,668)    15.78
Subscriptions                 58,508.707        668,169      11.42          17,833.332          281,410     15.78
                          --------------    -----------                  -------------      -----------
Net Asset Value,
  June 30, 2007           12,963,420.589    148,089,116      11.42       2,418,800.259       38,179,912     15.78
                          ==============    ===========                  =============      ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2007 (UNAUDITED)


                                     MORGAN STANLEY                     MORGAN STANLEY                      MORGAN STANLEY
                                     SPECTRUM SELECT                  SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                              -----------------------------      -----------------------------       -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                       PERCENTAGE OF
                                              JUNE 1, 2007                       JUNE 1, 2007                        JUNE 1, 2007
                                               BEGINNING                          BEGINNING                           BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE          AMOUNT     NET ASSET VALUE
                              ------------  ---------------      ------------  ---------------       ------------  ---------------
                                    $              %                   $               %                   $               %
INVESTMENT INCOME
  Interest income (Note 2)       1,654,883         .30               637,225          .29               2,409,235          .31
                               -----------       -----           -----------        -----            ------------        -----

EXPENSES
  Brokerage fees (Note 2)        2,716,107         .50             1,092,684          .50               3,879,085          .50
  Management fees (Note 3)       1,193,621         .21               511,391          .23               1,719,268          .22
  Incentive fees (Note 3)               --          --                    --           --               1,695,218          .22
                               -----------       -----           -----------        -----            ------------        -----
    Total Expenses               3,909,728         .71             1,604,075          .73               7,293,571          .94
                               -----------       -----           -----------        -----            ------------        -----
NET INVESTMENT LOSS             (2,254,845)       (.41)             (966,850)        (.44)             (4,884,336)        (.63)
                               -----------       -----           -----------        -----            ------------        -----

TRADING RESULTS
Trading profit (loss):
  Realized                      64,331,950       11.84            10,801,839         4.94             107,735,534        13.89
  Net change in unrealized     (45,775,700)      (8.43)           (6,934,618)       (3.17)            (75,014,331)       (9.67)
                               -----------       -----           -----------        -----            ------------        -----
    Total Trading Results       18,556,250        3.41             3,867,221         1.77              32,721,203         4.22
                               -----------       -----           -----------        -----            ------------        -----
NET INCOME                      16,301,405        3.00             2,900,371         1.33              27,836,867         3.59
                               ===========       =====           ===========        =====            ============        =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JUNE 30, 2007 (UNAUDITED)

                             MORGAN STANLEY                          MORGAN STANLEY                        MORGAN STANLEY
                            SPECTRUM SELECT                        SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                  ------------------------------------   ------------------------------------   ------------------------------------
                                                 PER                                    PER                                    PER
                      UNITS          AMOUNT      UNIT        UNITS          AMOUNT      UNIT        UNITS          AMOUNT      UNIT
                  --------------   -----------   -----   --------------   -----------   -----   --------------   -----------   -----
                                        $          $                           $          $                           $          $

                  --------------   -----------   -----   --------------   -----------   -----   --------------   -----------   -----
Net Asset Value,
  June 1, 2007    18,207,709.458   543,221,353   29.83   12,311,654.777   218,536,887   17.75   31,446,559.754   775,817,116   24.67
Net Income                    --    16,301,405     .90               --     2,900,371     .24               --    27,836,867     .89
Redemptions         (260,091.887)   (7,992,624)  30.73     (140,188.065)   (2,521,983)  17.99     (396,064.504)  (10,123,409)  25.56
Subscriptions        111,808.270     3,435,869   30.73      138,912.987     2,499,045   17.99      205,813.778     5,260,600   25.56
                  --------------   -----------           --------------   -----------           --------------   -----------
Net Asset Value,
  June 30, 2007   18,059,425.841   554,966,003   30.73   12,310,379.699   221,414,320   17.99   31,256,309.028   798,791,174   25.56
                  ==============   ===========           ==============   ===========           ==============   ===========

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIL"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum
 Currency,  Spectrum  Global  Balanced,
Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIL, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in
Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                    Demeter Management Corporation
                    522 Fifth Avenue, 13th Floor
                    New York, NY 10036




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